Exhibit 23.3

Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

________________________________________________________________________

Consent of Independent Registered Public Accounting Firm

My Size Inc.

Airport City, Israel

We consent to the incorporation by reference in the registration statement on Form S-8 of My Size Inc. (the “Company”) of our report dated March 1, 2016, except for Note 1c, as to which the date is March 27, 2016, with respect to the financial statements of the Company as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of the Company.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

January 12, 2018